Exhibit 10.35

Title:	Executive - Operating Plan Incentive
Effective Date:	October 31, 2005

Document Owner:	Human Resources - Compensation

Approvals:	Jan Collinson
Senior Vice President, HR

Chi-Foon Chan
President and COO

Aart de Geus
Chairman and CEO

Date

Author

Revision History

December 6, 2005	J. Cleveland	Initial plan document

This Synopsys Operating Plan Incentive (“OPI” or the “Plan”) provides members of the Company’s senior management the potential to earn variable compensation linked directly to attainment of the Company’s 2006 and 2007 fiscal year operating plan objectives.

The purpose of the Plan is to align the actions and accomplishments of senior management toward the achievement of key annual financial targets.  The specific measure and goal shall be approved in December by the Compensation Committee of the Board of Directors.  Plan targets can be expressed as an absolute achievement, or improvement against a particular measure at a specific point in time.

Approved Annual Financial Target:

FY2006:	Cash Award Target – Non-GAAP Operating Margin of [*] for full fiscal year 2006
Equity Award Target – Non-GAAP Operating Margin of [*] for full fiscal year 2006

FY2007:	Cash Award Target - TBD December 2006
Equity Award Target – Non-GAAP Operating Margin of [*] for full fiscal year 2007

ELIGIBILITY

To be eligible to receive an award under this Plan, an executive must be designated by the Board of Directors as an “officer” of the Company pursuant to rule 16(b) of the Securities Exchange Act of 1934 and must be:

•                  a Senior Vice President, Chief Operating Officer and/or Chief Executive Officer;

•                  a regular employee scheduled to work at least 20 hours per week;

Synopsys Confidential

•                  actively employed through the last day of the current fiscal year (or on an approved leave of absence);

•                  and approved for participation by the Compensation Committee of the Board of Directors;

BONUS TARGETS

The targeted incentive for each eligible executive is set by the Compensation Committee of the Board of Directors.

The targeted incentive is expressed as a combination of cash compensation in the form of a fixed dollar amount and equity compensation in the form of performance vesting stock option grants for each eligible executive.

For eligible executives who join the Company pursuant to an acquisition or are hired after the start of the fiscal year, their participation in the plan will be approved by the Compensation Committee and the related target incentive will be prorated based on their hire date.

FUNDING THE PLAN

The cash portion of the Plan is budgeted in the FY2006 and FY2007 expense plan forecast and is included in the Company’s forecasted operating margin calculation.  The equity portion of the Plan is budgeted in the FY2006 Option Budget approved by the Compensation Committee, and will expensed at the time of grant.

CORPORATE PERFORMANCE AND RELATED PAYOUT

To achieve funding of the Operating Plan Incentive, the Company must achieve in aggregate 100% of the designated fiscal target on or before the specified target date.

If the Company does achieve its target within the specified time frame, individuals will receive their fiscal year cash award, and 50% of their OPI stock option grant will vest in accordance with the performance vesting criteria specified in the grant document.  In year two, should the Company achieve the Approved Annual Financial Target, participants will receive the second year cash award and the remaining 50% of their OPI stock option grant will vest.

If the Company does not achieve its Approved Annual Financial Targets within the specified time frame, individuals participating in the plan will not receive their target cash awards, and the OPI stock option grant will not vest.

The maximum payout an executive may earn each year is the target payout.

IMPORTANT NOTES ABOUT THE PLAN

The Company may amend or terminate the Plan at any time, with or without notice. The Company may likewise terminate an individual’s participation in the Plan at any time, with or without notice.  Nothing in this Plan shall be construed to be a guarantee that any participant will receive all or part

of an incentive award or to imply a contract between the Company and any participant.   Eligibility for and determination of incentive awards under the Plan are within the sole discretion of the Company, and prior to actual distribution, incentive awards may be increased, reduced or eliminated.

Approvals:

Jan Collinson	Date
Senior Vice President – HR/FAC

Chi-Foon Chan	Date
President and COO

Aart de Geus	Date
Chairman and CEO

*                 Represents specific quantitative or qualitative performance-related factors, or factors or criteria involving confidential commercial or business information, the disclosure of which would have an adverse effect on the Registrant.